Exhibit 99.1

PASSAGE BIO REPORTS UPDATED INTERIM DATA FROM UPLIFT-D TRIAL AND PROVIDES REGULATORY AND CORPORATE UPDATES

PBFT02 administration resulted in improvements in two disease progression biomarkers, as compared to natural history, reducing brain atrophy and stabilizing plasma NfL levels

FDA feedback from recent Type C meeting indicated a randomized controlled registrational trial will be required for PBFT02 in FTD-GRN

The Company initiated a strategic review process intended to maximize shareholder value

PHILADELPHIA – April 20, 2026 – Passage Bio, Inc. (NASDAQ: PASG), a clinical stage genetic medicines company focused on improving the lives of patients with neurodegenerative diseases, today reported updated data from the ongoing Phase 1/2 upliFT-D clinical trial evaluating PBFT02 for the treatment of frontotemporal dementia (FTD) with granulin (GRN) mutations. In addition, the Company shared feedback from a recent Type C meeting with the United States Food and Drug Administration (FDA) on the likely registrational pathway for PBFT02 in FTD-GRN. The Company has also announced it has engaged Wedbush PacGrow as a financial advisor and has initiated a review of strategic alternatives to maximize shareholder value.

Will Chou, M.D., president and chief executive officer of Passage Bio commented, “the data shared today suggest that PBFT02 may slow neurodegeneration in patients with FTD-GRN, with improvements observed in both brain atrophy and plasma neurofilament levels, two well-established biomarkers of disease progression. Further, we continue to observe durable and robust elevations in progranulin, the target protein, and are encouraged by the emerging data from Dose 2 patients, which indicate that this lower dose level can achieve similar progranulin expression as observed with Dose 1, our higher dose.”

Dr. Chou continued, “As we look towards late-stage development of the program, we recently completed a Type C meeting with the FDA to gain feedback on the design of a future registrational trial for PBFT02 in FTD-GRN. Despite the rare, underserved nature of this devastating disease and the availability of robust natural history data, FDA did not support a single-arm trial design for this indication and instead indicated that a randomized controlled trial would be required for registrational purposes. In light of this outcome and the associated ethical, logistical, and financial challenges, we are currently evaluating potential next steps for the PBFT02 clinical development program and for the company.”

Updated interim upliFT-D data from FTD-GRN patients treated with PBFT02:

Brain Atrophy as Measured by Volumetric Magnetic Resonance Imaging (vMRI)

Patients earlier in their disease progression (global score of 1 at baseline on the Clinical Dementia Rating scale, or CDR) who received PBFT02 exhibited reduced rates of whole brain atrophy and frontotemporal cortex atrophy compared to natural history data from patients at the same stage of disease progression. In contrast, patients with more advanced disease progression (global CDR score of 2 at baseline) showed no improvements on either atrophy measure versus natural history data from a comparable global CDR 2 population. Patients with global CDR scores of 0.5 and 1 at baseline are the intended target population for PBFT02, and patients with global CDR scores of 2 or greater have been excluded from future enrollment in the ongoing upliFT-D study.

Whole Brain Atrophy

•	PBFT02-treated patients with a global CDR score of 1 at baseline experienced a 64% reduction in whole brain atrophy at 12 months, on average, as compared to vMRI analysis of untreated global CDR 1 patients from the ALLFTD natural history data.

o	PBFT02-treated global CDR 1 patients (n=2): 3.1% atrophy at 12 months

o	ALLFTD natural history global CDR 1 sample (n=7): 8.7% atrophy at 12 months

Frontotemporal Cortex Atrophy

•	PBFT02-treated patients with a global CDR score of 1 at baseline experienced a 54% reduction in frontotemporal cortex atrophy at 12 months, on average, as compared to vMRI analysis of untreated global CDR 1 patients from the ALLFTD natural history data.

o	PBFT02-treated global CDR 1 patients (n=2): 4.6% atrophy at 12 months

o	ALLFTD natural history global CDR 1 sample (n=7): 9.9% atrophy at 12 months

Plasma Neurofilament (NfL)

Patients who received PBFT02 showed stabilization of plasma NfL levels at 12 months post-treatment, comparing favorably to natural history.

•	Plasma NfL levels among PBFT02 treated patients showed an average reduction of 1.0 pg/mL (n=6) at 12 months compared to baseline.

•	In contrast, analysis of untreated symptomatic FTD-GRN patients from the ALLFTD natural history data showed an average increase of 13.5 pg/mL (n=7) at 12 months compared to baseline.

Cerebrospinal Fluid (CSF) Progranulin (PGRN)

•	Dose 1 PBFT02 (4.5e13 total genome copies) resulted in a robust and durable increase in CSF PGRN expression through 18 months post-treatment.

•	Dose 1 PBFT02 increased CSF PGRN in all patients from below 3 ng/mL at baseline to a mean of 22.8 ng/mL (n=6) at 12 months and 24.2 ng/mL (n=3) at 18 months.

•	Dose 2 PBFT02 (2.2e13 total genome copies) achieved comparable CSF PGRN levels as Dose 1 at six months post-treatment.

•	Dose 2 PBFT02 increased CSF PGRN to a mean of 8.6 ng/mL (n=2) at one month, above the upper limit of a healthy adult reference range, and 22.6 ng/mL (n=1) at 6 months.

Safety (as of March 23, 2026; n=10 FTD-GRN patients and n=1 FTD-C9orf72 patient)

•	PBFT02 continued to be generally well-tolerated, with no new treatment-related serious adverse events (SAEs) reported.

o	As previously disclosed, two patients who received Dose 1 PBFT02 experienced a total of three asymptomatic SAEs related to PBFT02: venous sinus thrombosis (n=2) and hepatotoxicity (n=1).

•	No evidence of dorsal root ganglion (DRG) toxicity and no complications from intracisterna magna (ICM) administration have been reported.

A presentation summarizing the interim data update can be accessed on the Events and Presentations page of the Investors and News section of the Company’s website.

Regulatory & Program Update

The Company has completed a Type C meeting with the FDA to seek guidance on key elements of a future registrational trial of PBFT02 for FTD-GRN patients. Based on the feedback received, the FDA has indicated that a randomized controlled registrational study design is required for PBFT02 in this indication. A randomized controlled registrational trial poses substantial ethical concerns for patients and their families as well as logistical and financial challenges. As such, the Company is evaluating potential next steps in the clinical development of PBFT02 in FTD-GRN and FTD-C9orf72 in the upliFT-D trial.

Corporate Update

The Company has initiated a review of strategic alternatives to maximize shareholder value. These strategic alternatives may include merger or acquisition transactions, a reverse merger, a sale of assets of the Company, strategic partnerships, licensing opportunities, or other potential paths.

The strategic review is underway, and the Company does not intend to provide updates until the Board approves a specific action or otherwise determines that disclosure is appropriate or required. There can be no assurance that the process will result in any such transaction.

The Company has engaged Wedbush PacGrow as a financial advisor to assist in the strategic review process.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to improve the lives of patients with neurodegenerative diseases. Our primary focus is the development and advancement of cutting-edge, one-time therapies designed to target the underlying pathology of these conditions. Passage Bio’s lead product candidate, PBFT02, seeks to treat neurodegenerative conditions, including frontotemporal dementia, by elevating progranulin levels to restore lysosomal function and slow disease progression.

To learn more about Passage Bio and our steadfast commitment to protecting patients and families against loss in neurodegenerative conditions, please visit: passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our evaluation of strategic alternatives, the entry into or completion of any strategic alternative transaction, our expectations about timing and execution of anticipated milestones, including the progress of clinical studies and the availability of clinical data from such trials; enrollment timing; timing of engagement with, and feedback from, regulatory authorities; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about cash runway; the ability of our product candidates to treat their respective target CNS disorders; and the potential development of other product candidates. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “continue,” “could,” “should,” “target,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: uncertainties inherent in strategic review processes, such as the risk that no suitable strategic alternative will be identified or consummated; our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

shenderson@passagebio.com

Passage Bio Media:
Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
mikebeyer@sambrown.com